PRUDENTIAL DISTRESSED SECURITIES FUND, INC.
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, NJ 07102-4077


                                             February 24, 1998

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

     Re: Rule 24f-2 Notice for Prudential Distressed Securities Fund, Inc. File Nos. 333-00203 and 811-07491

     On behalf of Prudential Distressed Securities Fund, Inc. enclosed for filing under the Investment Company Act of 1940 is one copy of the Rule 24f-2 Notice. This document has been filed using the EDGAR system. Should you have any questions, please contact me at (973) 367-7525.

                                   Very truly yours,

                                    /s/ Marguerite E.H. Morrison
Marguerite E.H. Morrison
                                   Assistant Secretary




Enclosures


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